Exhibit 4(i)

Form of Group Deferred Annuity Contract

GUARANTEED STABLE VALUE CONTRACT

CONTRACTHOLDER:	[ ]

STATE OF DELIVERY	CONTRACT DATE	CONTRACT NO.

[ ]	[ ]	[ ]

Home Office: [Little Rock, AR]

Issue Date: [                              ]

Transamerica Advisors Life Insurance Company (TALIC) will pay the benefits provided in this Contract, subject to the provisions on this and the following pages of this Contract.

This Contract is governed by the laws of the State of Delivery.

The provisions of this Contract are set forth in the following order:

Article 1.	Definitions
Article 2.	Contributions
Article 3.	Separate Account, Market Value, and Fees
Article 4	Interest Credits
Article 5	Withdrawals and Transfers
Article 6.	Administration
Article 7.	Annuity Benefits
Article 8.	Suspension and Termination of Contract
Article 9.	Death Benefit, Beneficiary Provisions
Article 10.	Modification of Contract Guarantees
Article 11.	General Provisions

[Brenda Clancy, President]	Countersignature	[Craig D. Vermie, Secretary]

[1]	[403(b)] Group Fixed Allocated Annuity Contract with Pooled Separate Account Funding Market Value Adjustment Feature Non-Participating

[contract no.]

1	[ ]

Article 1. DEFINITIONS

“Adjustment Percentage”

A percentage used to determine the Adjustment Period and to calculate a reduction in the Participant Account value or Contractholder’s Balance of the Contract if certain Contract withdrawals are made due to Contract Suspension or Employer Initiated Events. It is equal to (i) the 30-day average daily Yield to Worst of the Measuring Index plus the Expense Factor, minus (ii) the monthly average of the 30-day average daily Yield to Worst of the Measuring Index for the prior 36 months, (iii) multiplied by the Effective Duration of the Measuring Index. The Adjustment Percentage shall be calculated as of the last Valuation Date of each month.

“Adjustment Period”

The number of days before certain Contract withdrawals may be made without being subject to the Highest Adjustment Percentage. The Adjustment Period varies depending on the Highest Adjustment Percentage, as determined pursuant to Schedule B attached hereto.

“Annuitant”

An individual (a Participant or Participant’s beneficiary) for whom an annuity has been purchased from TALIC.

“Annuity Purchase Date”

The date as of which an annuity has been purchased by TALIC on behalf of an Annuitant.

“Code”

The Internal Revenue Code of 1986, as amended from time to time, and includes regulations thereunder.

“Competing Fund”

The following funds or funding vehicles shall be considered Competing Funds:

(i)	Any fund or funding vehicle in which the underlying investments consist predominately of bonds, mortgages or any other investments intended to provide fixed income returns which have an average quality of at least investment grade and an average duration of less than 3.5 years, or

(ii)	Any Competing Guaranteed Fund, or

2	[ ]

(iii)	Any self-directed brokerage accounts.

“Competing Guaranteed Fund”

Any stable value fund or funding vehicle established for or used by the Plan for investing Plan funds for which TALIC, another insurance company, or any financial institution provides a guarantee of principal, including, but not limited to, any fixed dollar deposit administration group annuity contract, guaranteed interest contract (GIC), synthetic guaranteed interest contract, funding agreement, or any investment vehicle that invests in any of the foregoing guaranteed contracts.

“Contract”

This agreement between TALIC and the Contractholder, including any Schedules and Endorsements attached hereto.

“Contractholder”

The entity to whom TALIC has issued this Contract.

“Contract Suspension Date”

As defined in Article 8, Section A.

“Contract Withdrawal Date”

As defined in Article 5, Section 5, in Article 8, Section C, and in Schedule B.

“Contract Year”

[2]	[The 12 month period beginning on the Contract Date and each subsequent 12 month period.]

“Contribution”

Any deposit made by Participants [or by the Employer on behalf of Participants] which is to be allocated under this Contract. These include: [Contributions made through salary reduction or otherwise,] [Contributions made directly by the Employer for the Participants,] [any rollover amounts accepted that year by the Contractholder on behalf of Participants,] [any loan repayments made by Participants in accordance with the terms of the Plan,] [Plan administrative fee credits or reimbursements as directed by the Contractholder to be applied to a Participant’s Account], [transfers to the Contract from other investment options offered under the Plan,] and any other amounts.

“Early Contract Withdrawal Date”

As defined in Article 5, Section 5, in Article 8, Section C, and in Schedule B.

3	[ ]

“Effective Duration”

The approximate percentage change in a security’s price that will result from a 100-basis-point change in its yield.

“Employer”

[                                         ]

[The term “Employer” throughout the Contract will mean each employer referenced above, or any one, all or any combination of the employers, or the applicable employer, whichever meaning is the most appropriate to the Contract provision.]

[”Employer Initiated Events”

Events within the control of the Employer which would have an adverse financial effect on TALIC or a material adverse effect on TALIC’s financial experience under the Contract, its obligations or rights under the Contract, or the Contract’s risk profile, including, but not limited to, a merger; layoffs; bankruptcy; full or partial Plan termination; creation of a new competing fund; employee communications that influence Contributions or withdrawals or loans; occurrence of an insolvency event; plan disqualification; and early retirement incentive programs.] [Employer Initiated Events does not include suspension of the Contract by the Employer as provided in Article 8.]

[”ERISA”

The Employee Retirement Income Security Act of 1974, as amended.]

“Expense Factor”

The expense factor as set forth in Article 3, Section C.

“Highest Adjustment Percentage”

The highest of the most recent month-end and the prior two month-end Adjustment Percentages, where the Adjustment Percentage is calculated as of the last Valuation Date of each month.

“Interest Crediting Period”

A period of time determined by TALIC of at least [six] but not more than [twelve] months for which a rate of interest will be determined by TALIC.

4	[ ]

“Measuring Index”

[The Measuring Index shall equal a blend of (i) 30% Barclays Capital U.S. Intermediate Government Index, (ii) 40% Barclays Capital U.S. Intermediate Corporate Index, and (iii) 30% Barclays Capital US MBS 15 Year Conventional Index.] If a component of the Measuring Index is discontinued, or if the calculation of the Measuring Index is substantially changed, TALIC may substitute a comparable index. TALIC will send the Contractholder a notice in writing before any such substitution is made.

“New Money Rate of Interest”

The effective annual rate of interest determined by TALIC and credited to new Contributions received during each Interest Crediting Period.

“Other Investment Options”

All other investment options available under the Plan as agreed to by the Servicing Agent.

“Participant”

An individual who is participating in the Plan and for whom a Participant Account is being maintained under this Contract.

“Participant Account”

An account maintained by TALIC for each Participant with respect to funds held on his or her behalf in the Separate Account. The Participant does not own this account, but is entitled to benefits as set forth under this Contract. [Participant benefits, once [3] vested, are non-forfeitable.]

The value of each Participant Account will be the dollar amount equal to (1) any Contributions and interest credits made to this account under the terms of this Contract, minus (2) any withdrawals or transfers made from this account under the terms of this Contract. If a Contract withdrawal is made, the value of the Participant Account may be reduced by the Withdrawal Charge, as set forth in Article 5, Section A, and/or the Highest Adjustment Percentage, as set forth in Article 5, Section B, and Article 8, Section C.

“Plan”

[                                         ].

[The term “Plan” throughout the Contract will mean each plan referenced above, or any one, all or any combination of the plans, or the applicable plan, whichever meaning is the most appropriate to the Contract provision.] TALIC is not a party to the Plan.

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“Portfolio Rate of Interest”

The effective annual rate of interest determined by TALIC and credited each Interest Crediting Period to existing balances less any Contributions received during that period.

“Separate Account”

A separate account maintained by TALIC (described in Article 3).

[“Servicing Agent”

[Transamerica Retirement Solutions Corporation], the servicing agent for TALIC.]

[“Suspense Account”

An Account maintained for the purpose of temporarily holding monies.] [The assets of the Suspense Account are invested in TALIC’s general account.]

“Valuation Date”

Each day on which the New York Stock Exchange is open for trading and additional days as TALIC may at its option designate.

“Withdrawal Charge”

A charge of [    %] of the amount of the withdrawal.

“Yield to Worst”

The lowest possible yield that can be received from owning a bond (without actual issuer default), determined by considering all potential call dates prior to maturity.

6	[ ]

Article 2. CONTRIBUTIONS

Section A. Contributions

[The Employer agrees to make or cause to be made Contributions to this Contract in each Contract Year which equal the total of all Contributions that are directed by or on behalf of Participants to the Contract.] [No Competing Guaranteed Fund shall be available for investment of new Contributions under the terms of the Plan.]

It is the responsibility of the Employer to collect Contributions for deposit under this Contract by salary reduction or otherwise and to promptly remit them to TALIC, in a format approved by TALIC, with the information necessary for proper allocation under this Contract. Such information will include a list of individual Participants and the amount of Contribution for each Participant.

[Contributions may be made at any time during the Contract Year [provided such Contributions are made in a manner consistent with the requirements of ERISA and Department of Labor Regulations].]

[TALIC reserves the unilateral right to limit, suspend, or not accept Contributions to the Contract [or any other investment option], as set forth in Article 10, Section B.]

Section B. Allocation of Contributions

Upon receipt by TALIC of the Contractholder’s signed acceptance of the Contract and necessary allocation information, Contributions which are received by TALIC for a Participant will be allocated to the Contract as directed under the terms of the Plan and this Contract.

[Any loan repayments, inclusive of interest, minus any loan transaction charges, will be credited to the Participant Account Value in accordance with the Participant’s investment election in effect at the time of repayment.]

[Excess Contributions and forfeitures will be held in the Suspense Account and will earn interest from the date of deposit to the Suspense Account until the date they are withdrawn from the Suspense Account at a rate of interest determined by TALIC for each Contract Year.]

Section C. Grace Period

A 31 day grace period from the due date of any Contributions required under this Contract will be granted.

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Article 3. SEPARATE ACCOUNT, MARKET VALUE AND FEES

Section A. The Separate Account (Pooled Account No.     )

The Separate Account is a pooled separate account maintained by TALIC in accordance with Arkansas law for the investment of amounts allocated thereto under this and other group contracts issued by TALIC. The balance of this Separate Account at any time forms part of the assets of TALIC.

All amounts allocated to the Guaranteed Stable Value Contract are owned by TALIC, and all rights of the Contractholder in the Separate Account assets are defined in this Contract. The Contractholder’s Balance (as defined below) in the Contract, including accrued interest, is guaranteed by TALIC, except for the circumstances under which the Highest Adjustment Percentage may apply.

The portion of the assets of the Separate Account not exceeding the reserves and other contract liabilities with respect to this Contract will not be chargeable with liabilities arising out of any other business of TALIC. All income, gains, and losses, whether or not realized, from assets allocated to the Contract will be credited to or charged against the Separate Account without regard to any other income, gains, or losses of TALIC.

The “Contractholder’s Balance” of the Contract at any time equals the excess of (1) Contributions and interest credits as provided under this Contract, over (2) withdrawals and transfers from this Contract as provided in this Contract. If a Contract withdrawal is made, the Contractholder’s Balance may be reduced by the Highest Adjustment Percentage, as set forth in Article 5, Section B, and Article 8, Section C.

[TALIC reserves the unilateral right to no longer offer the Guaranteed Stable Value Contract [or other investment option], as set forth in Article 10, Section B.]

Section B. Market Value of the Separate Account. The market value of the assets in the Separate Account, other than cash, will be calculated on each Valuation Date: (a) as determined from actual market quotations for such investments to the extent readily available, from quotations for such investments obtained from one or more market makers or dealers, from independent third party pricing services who may use a matrix, formula or other objective method to price securities, or from other appropriate independent pricing sources, or (b) to the extent the information referred to in (a) is not available, at fair value as determined in good faith in consultation with such experts as TALIC may determine. TALIC reserves the right, subject to Arkansas law and upon notice to the Contractholder, to revise the valuation procedures described in this Contract.

Section C. Separate Account Fees. The Expense Factor (accrued on each Valuation Date) equivalent currently to [2.00%] on an annual basis will be charged against the market value of the assets of the Separate Account and paid to TALIC monthly. The Expense Factor is not taken into account in determining the Contractholder’s Balance of the Contract or the Participant Account Value.

8	[ ]

TALIC reserves the right, by giving the Contractholder [90] days advance written notice, to change this Expense Factor at its sole discretion. The Expense Factor may not be changed more frequently than once in a calendar year, and in no event will this charge exceed [2.00%] on an annual basis unless otherwise approved by the Arkansas Insurance Department.

9	[ ]

Article 4. INTEREST CREDITS

Interest will be accrued on a daily basis and will start to be earned on each Contribution credited to each Participant Account on the date such credit is added. Interest on amounts withdrawn or transferred will cease on the date such withdrawals or transfers are made.

TALIC will determine the New Money Rate of Interest and the Portfolio Rate of Interest for each Interest Crediting Period. The Contractholder’s Balance in the Contract during a particular Interest Crediting Period will receive interest credits equal to (i) the New Money Rate of Interest on all new Contributions received during that period, and (ii) the Portfolio Rate of Interest on the Contractholder’s Balance, less any Contributions received during that period. At the end of each Interest Crediting Period, the rates of interest will expire and new rates will be declared. Each rate of interest will not be less than 0%.

[Excess Contributions and forfeitures held in the Suspense Account will earn interest from the date of deposit to the Suspense Account until the date they are withdrawn from the Suspense Account. TALIC will determine a rate of interest for the Suspense Account for each [Contract Year], and this rate of interest will not be less than [0]%.

10	[ ]

Article 5. WITHDRAWALS AND TRANSFERS

Section A. Participant Withdrawals

Cash withdrawals from the Participant Account will be subject to a Withdrawal Charge, other than those made for the following reasons:

[7](a)	[Participant becoming disabled [(within the meaning of Code Section 72(m)(7))].]

(b)	Participant’s death.

(c)	Participant’s retirement or severance from employment.

(d)	[Hardship withdrawal under the terms of the Plan (but only in respect to Participant contributions exclusive of earnings).]

(e)	[Participant’s attainment of at least age 59 1/2.]]

(f)	For loans payable to Participants under the terms of the Plan, as applicable.

(g)	For a Qualified Domestic Relations Order.

(h)	For the payment of expenses to the Servicing Agent and/or other third parties appointed by the Contractholder for providing services to the Plan.

(i)	Participant elects a fixed annuity benefit as provided in Article 7].

[(j)	For refunds or other distribution of Contributions as may be required to comply with the Code or any other statute of similar import.]

Cash withdrawals may be paid in a lump sum payment or by periodic cash distributions, subject to the terms of the Plan.

[7] Participant elected withdrawals from this Contract for any reason other than those described above, as permitted by the Plan and authorized by the Contractholder, will be subject to a Withdrawal Charge assessed on the withdrawal request amount. The Withdrawal Charge will be withdrawn from the Participant Account before the distribution of the requested withdrawal amount.]

[8] Section B. Withdrawals Due to Employer Initiated Events.

[Regardless of any provision of the Contract to the contrary, withdrawals made due to Employer Initiated Events are subject to a deduction based on the Highest Adjustment Percentage if TALIC, at the Contractholder’s request, withdraws the requested withdrawal amount on the Early Contract Withdrawal Date (as described in Schedule B). An amount equal

11	[ ]

to the Highest Adjustment Percentage multiplied by the requested withdrawal amount will be deducted from the applicable Participant Accounts before the distributions are made. The Highest Adjustment Percentage shall not result in any positive adjustments.]

[Alternatively, in lieu of the Highest Adjustment Percentage referred to above being withdrawn from the applicable Participant Accounts, the Employer may elect to pay such amounts to TALIC.]

[In lieu of applying the Highest Adjustment Percentage referred to above, the Employer may elect to have such withdrawals made due to Employer Initiated Events paid on the Contract Withdrawal Date. Unless otherwise agreed by the parties, the Contract Withdrawal Date shall be based on the Highest Adjustment Percentage and corresponding number of days in the Adjustment Period following TALIC’s receipt of notice of such Employer Initiated Event, as set forth in accordance with Schedule B attached hereto. The Highest Adjustment Percentage will not apply to withdrawals paid on the Contract Withdrawal Date.]

If TALIC determines that special investment conditions exist and it is not reasonably practicable to liquidate investments, it may defer withdrawals by a Contractholder for no more than an additional 90 days following the Contract Withdrawal Date or Early Contract Withdrawal Date, as applicable.

Section C. Transfers.

A Participant has the right to direct TALIC that all or a portion of the funds in his or her Participant Account under this Contract be transferred to Other Investment Options subject to the following conditions and limitations:

[(a)	No transfers may be made to a Competing Fund.

(b)	Any amounts transferred to non-Competing Funds may not subsequently be transferred to a Competing Fund or transferred back to the Contract [or withdrawn before age 59 1⁄2 due to in-service withdrawals] for at least [90] days. ]]

Section D. “First-In First-Out”.

Withdrawals and transfers shall be made on a “first-in, first-out” basis, meaning that amounts will be withdrawn from balances earning the Portfolio Rate of Interest prior to balances earning the New Money Rate of Interest.

12	[ ]

Article 6. ADMINISTRATION

Section A. Information to be provided to TALIC

The Contractholder will provide TALIC with information that TALIC may reasonably require for the administration of the Contract. [TALIC reserves the right, at any reasonable time, to inspect the records of the Contractholder [and Employer] which have a bearing on the coverages available under this Contract.]

TALIC is entitled to rely conclusively upon all information furnished by the [Contractholder], [Employer] [and] Participant] and will be fully protected in acting in accordance with any written or telephone instruction or other communication believed to be genuine.

[Section B. Statement of Participant Accounts

As of the end of each Contract [Year] [quarter], each Participant will receive a statement which indicates the total amount of Contributions to and distributions from his or her Participant Account during such period, and the total amount available in this account as of the last Valuation Date of such period.]

Section D. Contractholder Statements

As of the end of each Contract [Year] [quarter], the Contractholder will receive a statement of the transactions under this Contract for that period.

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Article 7. ANNUITY BENEFITS

Section A. Notice

The Contractholder will give TALIC written notice whenever a Participant or a Participant’s beneficiary elects to receive an annuity benefit under the terms of the Plan. Such written notice will be accompanied by the Participant’s or beneficiary’s written election of an annuity benefit. The notice will also include or be accompanied by other information that TALIC will reasonably require to process the annuity distribution.

Subject to the terms of the Plan [, all or a portion of the Participant Account will be withdrawn as elected by the Participant and applied to purchase a fixed annuity benefit as provided in Sections B and C below. [However, on or after the Participant’s termination of employment, an annuity benefit may not be elected if the vested value of the Participant’s account under the Plan is equal to or less than [$5,000], [or any other involuntary cash out amount specified in the Plan,] or would provide an annuity benefit of less than $20 per month.]

Section B. Forms of Annuity

Subject to the terms of the Plan, the forms of annuity will be those made available by TALIC. Subject to the terms of the Plan, these forms will include, but are not necessarily restricted to, (1) a life annuity with a 5 or 10 year period certain, (2) a life annuity with no period certain, and (3) a contingent annuity. [In no event will the available forms of annuity include any that violate Section 401(a)(9) of the Code [or IRS Rev. Ruling 73-239 or any successor ruling.]]

Payments will be made monthly unless the Participant elects to receive payments annually, semi-annually, or quarterly. Any such election must be made at the same time that the Participant or Participant’s beneficiary elects to receive the annuity, and cannot be changed during the annuity period.

TALIC will issue to [the Contractholder for delivery to] each Participant for whom an annuity benefit has been purchased under this Contract a non-transferable annuity certificate stating the amounts and terms of payment of such benefits.

Section C. Value of Annuity Benefit

As of a Participant’s Annuity Purchase Date, all or a portion of the Participant Account, as elected by the Participant, will be withdrawn from this Contract, reduced by premium taxes, if applicable, and applied to purchase a fixed annuity benefit under this Contract. The amount of the annuity benefit will be determined by (1) the amount applied to purchase the annuity, (2) the form of annuity elected, and (3) the non-participating single premium group annuity purchase rates in effect on the Annuity Purchase Date. However, subject to the provisions of Article 10, in no event will the annuity purchase rates declared by TALIC result in an annuity benefit that is less than (i) for the first five Contract Years, an annuity benefit determined in accordance with the Annuity Purchase Rate Table at the end of this Contract or (ii) the immediate annuity purchase rates in effect on the Annuity Purchase Date for contracts in the same class of contracts as this Contract, whichever provides a higher annuity benefit.

14	[ ]

If TALIC determines that the age or any other fact affecting the coverage or the payment or amount of benefit has at any time been misstated with respect to any Annuitant, the benefit payable by TALIC at any time will be such as the amount used to purchase the benefit would provide on the basis of the correct facts.

Any overpayments made by TALIC by reason of any misstatement may be charged against, and any underpayment resulting therefrom may be added to, any benefit payments made or to be made with respect to the Annuitant involved.

15	[ ]

Article 8. SUSPENSION AND TERMINATION OF CONTRACT

Section A. Suspension of Contract

[The Contract may be suspended by the Contractholder or TALIC as provided in this Article 8 with respect to any one, all or any combination of the plans indicated in the definition of “Plan” in Article 1. Consequently, the effects and results of suspension will pertain to any one, all or any combination of these plans, as the case may be.]

(1)	Suspension by Contractholder: The Contractholder may suspend this Contract by giving written notice to TALIC, except that such notice may not be given to TALIC earlier than [twelve] months following the date of the initial Contribution under the Contract. The Contract shall be immediately suspended upon the date of receipt of such written notice by TALIC (“the Contract Suspension Date.”).

(2)	Suspension by TALIC: TALIC may suspend this Contract by giving the Contractholder written notice if:

[10]	(a)	It is determined that Contributions do not comply with the requirements of Section [403(b)] of the Code [or of ERISA] or other applicable law.

	(b)	It is determined that new contributions have been made to a Competing Guaranteed Fund in the Plan, contrary to the provisions of Article 2, Section A.

	(c)	TALIC receives written notice from the Contractholder to transfer assets under this Contract to a successor funding agent.

	[(d)	TALIC is advised that the Servicing Agent has received or has given notice that it will no longer be providing recordkeeping and administrative services to the Plan.]

	[(e)	TALIC determines that it can no longer continue to provide benefits under this Contract because of a change in the Plan.]

The Contract shall be immediately suspended upon the date provided in such written notice by TALIC to the Contractholder.

Section B. Effects of Suspension

If this Contract is suspended, such suspension will be considered irrevocable, and the Contract will continue in suspension until the Contractholder’s Balance and Suspense Account is depleted or the Contract is restored to full force and effect by written agreement between the Contractholder and TALIC.

16	[ ]

[Immediately upon suspension of the Contract and as long as this Contract continues in suspension, no Contributions [(except loan repayments)] may be made to the Contract without TALIC’s written consent][ and no withdrawals may be made from the Contract for the purposes of a Participant loan under the provisions of Article 5, Section A, clause (f)].

[Following Contract suspension, TALIC reserves the right to cease making any withdrawals and transfers from this Contract during the [30] day period prior to the Contract Withdrawal Date or Early Contract Withdrawal Date.]

Section C. Results of Suspension

As a result of Contract suspension, TALIC will withdraw the Contractholder’s Balance [and the Suspense Account] on the Contract Withdrawal Date and pay such Balance, as directed by the Contractholder, to a successor funding vehicle on behalf of the Participants. Unless otherwise agreed by the parties, the Contract Withdrawal Date shall be based on the Highest Adjustment Percentage and corresponding number of days in the Adjustment Period following the Contract Suspension Date, as set forth in accordance with Schedule B attached hereto. The Highest Adjustment Percentage will not apply to withdrawals paid on the Contract Withdrawal Date.

The Contractholder may alternatively elect the Early Contract Withdrawal Date (as described on Schedule B), and in such case, the withdrawal will be subject to a deduction based on the Highest Adjustment Percentage. TALIC will calculate the Contractholder’s Balance[and the Suspense Account] as of the Early Contract Withdrawal Date, reduced by the Highest Adjustment Percentage multiplied by the Contractholder’s Balance as of the Early Contract Withdrawal Date, and pay such amount as directed by the Contractholder. The Highest Adjustment Percentage shall not result in any positive adjustments to the Contractholder’s Balance.

If TALIC determines that special investment conditions exist and it is not reasonably practicable to liquidate investments, it may defer the withdrawal of the Contractholder’s Balance for no more than an additional 90 days following the Contract Withdrawal Date or Early Contract Withdrawal Date, as applicable.

At any time during the period of Contract suspension, the Contractholder may direct TALIC in writing to purchase annuity benefits on the Contract Withdrawal Date or Early Contract Withdrawal Date for certain Participants as elected by these Participants. The Contractholder must provide TALIC with information that TALIC may reasonably require in order to purchase such annuity benefits.

[Section D. Contract Termination Where the Plan is Terminating

If the Employer provides TALIC with written notice of the termination of the Plan funded by the Contract, and subject to any restrictions contained in this Contract, including any deduction based on the Highest Adjustment Percentage, all Participant Accounts will be distributed in accordance with the provisions of the Plan and applicable regulations.]

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Section E. Termination

Upon depletion of the Contractholder’s Balance [and the Suspense Account], this Contract will terminate and TALIC will be relieved of all further liability except with respect to any annuity benefits purchased under this Contract.

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Article 9. DEATH BENEFIT, BENEFICIARY PROVISIONS

Section A. Death Benefits

If a Participant dies prior to the commencement of benefits and while his or her Participant Account is still being maintained under this Contract, his or her beneficiary will be paid a death benefit that is equal to the Participant Account [(reduced by any security interest and related charges pertaining to a Plan loan to the Participant which is still outstanding)] in accordance with the provisions of the Plan.

Section B. Designation and Change of Beneficiary

Subject to the terms of the Plan, a Participant may designate a beneficiary to receive any payment due upon the death of such Participant and may subsequently change the beneficiary designation. Such designation or change will take effect upon receipt by TALIC of written notice of the designation or change.

Section C. Payment to Beneficiary

Before making payment to a beneficiary, TALIC will require proof of the death of the Participant who designated such beneficiary.

Payment to a beneficiary as provided in this Contract will be made in accordance with the provisions of the Plan and the beneficiary designation in effect at the time of the Participant’s death.

In the absence of any Plan provision governing payment of benefits when no beneficiary designation is in effect, TALIC may, at its option, make payment to the Participant’s estate.

A beneficiary who is a natural person entitled to receive a lump sum death benefit under this Contract may, subject to the provisions of Article 5 and the terms of the Plan, elect an annuity benefit in lieu of the lump sum death benefit.

If a lump sum payment is elected, the death benefit will be determined on the Valuation Date on which a certified copy of the death certificate evidencing the Participant’s death is received by TALIC. If the beneficiary is under age 75 at the time of the Participant’s death and elects an annuity benefit, the death benefit will be determined on the Valuation Date that the beneficiary purchases the annuity benefit.

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Article 10. MODIFICATION OF CONTRACT GUARANTEES

Section A. Changes to the Purchase Rates

TALIC guarantees the annuity purchase rates indicated in the Annuity Purchase Rate Table for the first five Contract Years. TALIC reserves the right to change the annuity purchase rates indicated in the Annuity Purchase Rate Table at any time during the first five Contract Years if TALIC determines that any changes in the Code or any other regulations or rulings increase the tax payable on earnings or gain attributable to this Contract. TALIC will provide written notice to the Contractholder at least [30] days before any such change is to become effective, and such change will apply to all annuity benefits which are purchased after the effective date of the change.

Section B. Changes Which May be Made by TALIC at Any Time

[(a)][TALIC reserves the right to make available under this Contract additional investment options for possible selection by the Contractholder; however, the Contractholder has the exclusive right to decide whether or not such investment options will be made available under the Plan. If the Contractholder directs TALIC to invest any assets under these investment options, such action will constitute the Contractholder’s acceptance of TALIC’s terms, conditions and limitations concerning these investment options.]

[(b)] TALIC reserves the unilateral right, by giving the Contractholder [180] days advance written notice, to at any time limit, suspend, or not accept any Contributions for allocation to the Contract [or any other investment option] under this Contract, and/or to no longer offer the Contract [or other investment option] to any contractholder within the class of contracts to which this Contract belongs.

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Article 11. GENERAL PROVISIONS

Section A. Contract

This Contract has been issued in consideration of and in reliance on the Contractholder’s application and all representations made therein and the payment of Contributions. This Contract and the attached copy of the Contractholder’s application constitute the entire Contract between TALIC and the Contractholder. TALIC’s obligations are limited to those set forth under this Contract, and TALIC has no other duties with respect to the Contractholder, the Plan, or Participants.

The purpose of this Contract is to provide benefits to the Participants and their beneficiaries under the terms of the Plan. [Subject to the Plan and the rights of TALIC, no funds under this Contract will ever be used for, or diverted to, purposes other than the exclusive benefit of Participants and their beneficiaries.] The Contractholder acknowledges that TALIC is not a fiduciary to the Plan.

All statements made by the Contractholder, [Employer,] or by Participants will be deemed representations and not warranties.

Only the President, the Secretary or a Vice President of TALIC has the authority to modify, enlarge or vary this Contract, or to waive any requirement or provision thereof.

Section B. Amendment of Contract

This Contract may be amended by TALIC as provided by its terms or by agreement between TALIC and the Contractholder.

No amendment of the terms of this Contract will be effective unless agreed to by TALIC in writing signed by the President, the Secretary or a Vice President of TALIC and, unless otherwise provided for by the terms of this Contract, agreed to in writing by the Contractholder. In any event, however, TALIC reserves the right to amend this Contract to conform its provisions to applicable Federal and State law.

No Participant or other person has any right of approval of any action amending or suspending this Contract. No amendment of this Contract will affect annuity benefits purchased under this Contract prior to the effective date of such amendment.

Section C. Agents of TALIC

TALIC may, to the extent permitted by law, engage or employ the Servicing Agent or any other suitable agents or advisers, and pay their reasonable expenses and compensation, as it may determine is necessary or desirable for the expeditious and effective performance of its duties under this Contract.

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Section D. Notices

Any provision in this Contract requiring “receipt by TALIC” or “received by TALIC”, or “give TALIC written notice” (or forms or other types of notice or elections) will mean that such payments or notice or elections must be received by the Servicing Agent electronically, by facsimile or by mail at [4333 Edgewood Rd. NE, Cedar Rapids, Iowa 52499] unless a different address is designated in a written notice to the Contractholder.

[Under any provision of this Contract in which TALIC requires written notice, information or direction from the Contractholder and the Contractholder is not the Employer, TALIC may accept such written notice, information or direction from the Employer.]

[Under any provision of this Contract in which TALIC is required or has the right to provide the Contractholder with written notice, information or other material and the Contractholder is not the Employer, TALIC may provide such written notice, information or other material to the Employer in lieu of the Contractholder.]

Section E. Contract Assignability

This Contract and its rights may not be transferred, pledged, or assigned without TALIC’s prior written consent. Any such action will be void and of no effect.

Section F. Assignment of Benefits

The benefits of or arising out of this Contract may not be assigned, transferred or subjected to surrender or anticipation, or used to satisfy the debts of any person, except with TALIC’s prior written consent and as may otherwise be provided in this Contract or by law.

[Section G. Claims Against the Contract

Subject to the terms of the Plan, all assets under this Contract are subject to the claims of the Employer’s general creditors, and no Participant or beneficiary will have any secured or beneficial interest in any property, rights or investments held by the Employer with respect to these assets.]

Section H. Plan Operations

This Contract may be used to fund all or part of the Plan’s obligations. The provisions of the Plan control the operation of the Plan and the provisions of this Contract control the operation of this Contract. TALIC is not a party to the Plan [and reserves the right to disregard any amendment to the Plan after the Contract Date or any successor Plan which would have an adverse financial effect on TALIC, which enlarges or expands TALIC’s obligations or duties under this Contract or which decreases TALIC’s rights under this Contract.] The Contractholder shall ensure that the Plan operates in compliance with all applicable laws and regulations, including [Section 403(b)] of the Code [and ERISA].

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Section I. Enforceability

If any provision of this Contract is held invalid or unenforceable, the remaining provisions of this Contract will not be affected, and this Contract will be construed and enforced as if the invalid provision had not been included under the Contract.

[Section J. Non-transferability

This Contract is not transferable.]

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SCHEDULE A

ANNUITY PURCHASE RATE TABLE

Maximum Amount Required per [$10] a month Immediate Life Annuity with [10] Years Certain - First Monthly Payment Due on the Annuity Purchase Date.

Age*	Maximum Purchase Rate for annuities purchased during the 1st through 5th Contract Years

[55	[$	3559
56		3472
57		3390
58		3300
59		3215
60		3135
61		3049
62		2959
63		2874
64		2786
65		2703
66		2618
67		2538
68		2451
69		2375
70		2294
71		2217
72		2141
73		2066
74		1996
75]		1927	]

*	A Participant’s age will be his or her age at nearest birthday on the Annuity Purchase Date.

This Table is subject to change by TALIC as provided in Article 9.

The mortality and interest assumptions underlying the annuity purchase rates shown above are as follows:

	Mortality Table	Assumed Interest

[12]	[2000 Annuity with projection	1.00	%]

Maximum purchase rates for ages not shown and for other forms of annuity will be quoted by TALIC upon request. These maximum rates will be based on the actuarial assumptions indicated above.

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SCHEDULE B

ADJUSTMENT PERIOD TABLE

The Adjustment Period is determined based on the corresponding Highest Adjustment Percentage below:

Highest Adjustment Percentage	Adjustment Period
0% or lower	As soon as administratively feasible but no later than 90 days
Greater than 0% but less than or equal to 1.0%	180 days
Greater than 1.0% but less than or equal to 3.0%	365 days (1 year)
Greater than 3.0% but less than or equal to 5.0%	730 days (2 years)
Greater than 5.0%	1095 days (3 years)

Upon suspension of the Contract or withdrawal due to an Employer Initiated Event, the Contract Withdrawal Date shall be such date that is determined based on the Highest Adjustment Percentage and the corresponding number of days in the Adjustment Period following the Contract Suspension Date or the date TALIC received notice of the Employer Initiated Event, as applicable.

The Contractholder may alternatively elect the Early Contract Withdrawal Date, and in such case, the withdrawal will be subject to a deduction based on the Highest Adjustment Percentage. In the case of Contract suspension, TALIC will pay to the Contractholder the Contractholder’s Balance [and the Suspense Account] as of the Early Contract Withdrawal Date, reduced by an amount equal to the Highest Adjustment Percentage multiplied by the Contractholder’s Balance as of the Early Contract Withdrawal Date. For withdrawals requested due to Employer Initiated Events, TALIC will deduct from the applicable Participant Accounts an amount equal to the Highest Adjustment Percentage multiplied by the amount of the withdrawal before the distribution is made. The Early Contract Withdrawal Date shall be as soon as administratively feasible, but no later than 90 days after the Contract Suspension Date or the date TALIC received notice of the Employer Initiated Event, as applicable.

If TALIC determines that special investment conditions exist and it is not reasonably practicable to liquidate investments, it may defer payment of the withdrawal for no more than an additional 90 days following the Contract Withdrawal Date or Early Contract Withdrawal Date, as applicable.

APPLICATION TO TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

Contract No. [        ]

Contractholder: [                                        ]

The Contractholder hereby applies to Transamerica Advisors Life Insurance Company for the coverage provided by the above Contract.

The terms of said Contract (including any riders forming a part thereof) are hereby approved and accepted by the Contractholder.

It is agreed that this application supersedes any previous application made by the Contractholder for this coverage.

Dated at:	[	]		[		]
(the Contractholder)

Date:	[	]	By:	[		]
(Authorized Representative)

[1]	[403(b)] Group Fixed Allocated Annuity Contract with Pooled Separate Account Funding Market Value Adjustment Feature Non-Participating

[Contract no.]

cs/TLICGPFfiling

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